Exhibit 10.1


                SUMMARY OF THE RETAINER COMPENSATION PACKAGE FOR
        THE NONEMPLOYEE DIRECTORS AND BOARD OF DIRECTOR COMMITTEE MEMBERS


Directors who are employees of the Company receive no additional compensation for service on the Board. Each director who is not a full-time employee of the Company is reimbursed expenses for attendance at Board and committee meetings. Each director who is not a full-time employee of the Company also receives:

     o on a bi-annual basis, a ten year option to purchase 35,000 shares of the Company's common stock that vests in 24 equal monthly installments and is granted with an exercise price per share equal to the fair market value of each underlying share of common stock on the date of grant (vested options may be exercised at any time during the ten-year option term irrespective of whether the option recipient continues to serve as a Company director);

     o an annual retainer fee of $7,000, paid in equal quarterly installments of $1,750; and

     o a per-meeting retainer fee of $500 for attendance at committee meetings.

In addition, beginning January 1, 2005, the Chairperson of the Audit Committee will receive an annual retainer fee of $3,500, paid in equal quarterly installments of $875.